PLEXUS CORP.
2024 OMNIBUS INCENTIVE PLAN
1.    Introduction.
(a)    Purposes. The purposes of the 2024 Omnibus Incentive Plan are to provide a means to attract and retain talented personnel and to provide to participating directors, officers and other key employees long-term incentives for high levels of performance and for successful efforts to improve the financial performance of the Corporation. These purposes may be achieved through the grant of options to purchase Common Stock of Plexus Corp., Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Stock Units, Other Stock Awards and the grant of Cash Incentive Awards, as described below.
(b)    Effective Date. The Plan shall become effective on the date of the Corporation’s 2024 Annual Meeting of Shareholders (the “Effective Date”), provided that the Corporation’s shareholders approve the Plan on such date.
(c)    Effect on Prior Plans. If the 2024 Omnibus Incentive Plan is approved by shareholders, then no further awards will be granted under the Plexus Corp. 2016 Omnibus Incentive Plan (the “2016 Plan”). Awards granted previously under the 2016 Plan and its predecessors will remain in effect until they are exercised or settled, have expired, or are otherwise terminated in accordance with their terms, and shall continue to be administered in accordance with their terms and the relevant plan.
2.    Definitions.

Capitalized terms used and not otherwise defined in this Plan or in any Award Agreement have the following meanings:
(a)    “1934 Act” means the Securities Exchange Act of 1934, as it may be amended from time to time. Any reference to a specific section of the 1934 Act shall include all rules and guidance issued thereunder and any successor provision.
(b)    “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Units, Performance Stock Units, Other Stock Award or Cash Incentive Award, as appropriate.
(c)    “Award Agreement” means the agreement between the Corporation and the Grantee specifying the terms and conditions of an Award, as described thereunder. The Corporation may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Grantee.
(d)    "Board” means the Board of Directors of the Corporation.
(e)    “Cash Incentive Award” means a cash incentive award under Section 9 of the Plan.
(f)    “Cause” means (i) if a Grantee has in effect an employment agreement with the Corporation or an affiliate that defines “Cause,” then the definition set forth in such agreement, or if none, then (ii) a violation of the Corporation’s Code of Conduct and Business Ethics, or substantial and continued failure of the employee to perform his or her assigned duties, which results in, or was intended to result in (A) demonstrable injury to the Corporation, monetary or otherwise or (B) gain to, or enrichment of, the Grantee at the Corporation’s expense.
(g)    “Change in Control” means the first to occur of the following events:
(i)    Any person, entity or group, other than an Excluded Person (as defined below), shall become the beneficial owner of such number of Shares, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. “Excluded Person” means (A) the Corporation or its subsidiaries, (B) any employee benefit plan of the Corporation or its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation, or (E) any person, entity or group which, as of the Effective Date of this Plan, is the beneficial owner of such number of Shares and/or such other class of stock of the Corporation as together possess 5% of such voting power; and for these purposes “group” shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act;
(ii)    Continuing Directors shall for any reason cease to constitute a majority of the Board. “Continuing Director” shall mean a member of the Board who either was a member of the Board on the Effective Date or who subsequently became a member of the Board and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office;
(iii)    The Corporation disposes of all or substantially all of the business of the Corporation to a party or parties other than a subsidiary or affiliate of the Corporation pursuant to a partial or complete liquidation, sale of assets (including stock of a subsidiary of the Corporation) or otherwise; or
(iv)    The Corporation is involved in a merger, consolidation or share exchange with any other entity, or the Corporation’s voting securities are issued in any such transaction, other than a merger, consolidation or share exchange that either: (A) results in the shareholders of the Corporation immediately prior to such transaction continuing to hold, in substantially the same proportion, at least fifty percent (50%) of the voting securities of the

Corporation or surviving entity in the transaction (or any parent thereof), or (B) is effected to implement a recapitalization of the Corporation (or similar transaction) in which no person, entity or group (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person, entity or group any securities acquired directly from the Corporation after the Effective Date pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then Shares or the combined voting power of the Corporation’s then outstanding voting securities.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Shares immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Corporation, an entity that owns all or substantially all of the assets or voting securities of the Corporation immediately following such transaction or series of transactions.
(h)    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a specific section of the Code shall include all regulations and guidance issued thereunder and any successor provision.
(i)    “Committee” means the Compensation and Leadership Development Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, or the person or persons to whom the Committee has delegated its power and responsibilities under Section 4. Notwithstanding the foregoing, with respect to Awards granted to non-employee directors, references to the “Committee” shall mean the Board.
(j)    “Common Stock” means the common stock of the Corporation having a par value of $.01 per share.
(k)    “Corporation” means Plexus Corp., a Wisconsin corporation.
(l)    “Disability” means a permanent and total disability as described in Code Section 22(e)(3).
(m)    “Dividend Equivalent” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.
(n)    “Fair Market Value” means, as applied to a specific date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the Nasdaq Stock Market and the New York Stock Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to (i) the reported closing price of a Share on the Nasdaq Stock Market, the New York Stock Exchange or such other established stock exchange on such date, or if no sale of Shares shall have been made on that date, on the preceding date on which there was such a sale, (ii) if the Shares are not then listed on an exchange, the last trade price per Share in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if the Shares are not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee; provided that for purposes of a sale of a Share or an Option or Stock Appreciation Right exercise, the actual trading price of a Share at the time of the sale or exercise, as applicable, shall be the “Fair Market Value” for purposes of such transaction.
(o)    “Grant Date” means the date on which an Award is granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.
(p)    “Grantee” means an individual who has been granted an Award.
(q)    “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.
(r)    “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.
(s)    “Option” means the right to purchase Shares at a stated price on one or more dates in the future. An Option may either be an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.
(t)    “Other Stock Award” means an Award described in Section 9.
(u)    “Performance Goal” means any objective or subjective performance goal established by the Committee with respect to an Award. Performance Goals may, include, but are not limited to, the following business criteria measured on an absolute basis or in terms of growth or reduction or with specified adjustments: income (pre-tax or after-tax and with adjustments as stipulated), earnings per share (basic and diluted), return on equity, return on capital employed (ROCE), revenue, sales, gross profit, gross profit margin, operating profit, operating profit margin return on assets, return on tangible book value, return on sales, earnings before or after taxes including earnings before interest, taxes, depreciation and/or amortization (EBIDTA), expense ratio, increase in stock price, return on invested capital (ROIC), total shareholder return, shareholder value added (or a derivative thereof), free cash flow, operating cash flow, working capital, cash cycle days, expenses, cost reduction, market share, level or amount of acquisitions, debt reduction, on-time to commit, on-time to request, manufacturing process yield, quality yield, economic profit or return, operating margin, objective measures of productivity or operating efficiency, new business wins, net promoter score and customer satisfaction. Such performance goals may be based solely by reference to the Corporation’s performance or the performance of an affiliate, division, business segment or business unit of the Corporation or any of its subsidiaries, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Performance Goals may also relate to a Grantee’s individual performance.
The Committee reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Committee determines is appropriate, including, but not limited to, excluding the impact of Extraordinary Events. “Extraordinary Event” means any one of the following events: (i) restructurings, discontinued operations, impairment of goodwill or long-lived assets, follow-on stock offerings, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, (iii) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles, (iv) changes in tax regulations or laws, or (v) the effect of a merger or acquisition. The inclusion in an Award Agreement of specific adjustments or modifications shall not be deemed to preclude the Committee from making other adjustments or modifications, in its discretion, as described herein, unless the Award Agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.
(v)    “Performance Stock Unit” means the right to receive a Share, or a cash payment equal to the Fair Market Value of a Share, in the future contingent on the achievement of one or more Performance Goals.
(w)    “Plan” means the Plexus Corp. 2024 Omnibus Incentive Plan as set forth herein, as it may be amended from time to time.
(x)    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such rule.
(y)    “Restricted Stock” means Shares which are subject to forfeiture and/or restrictions on transfer, which may lapse upon the achievement of Performance Goals or upon completion of a period of service or such other conditions established by the Committee.
(z)    “Restricted Stock Unit” means the right to receive a Share, or a cash payment equal to the Fair Market Value of a Share, in the future contingent on completion of a period of service or satisfaction of other specified conditions.
(aa)    “Retirement” means separation from the Corporation other than for Cause on or after age fifty-five (55) and after employment by the Corporation for at least five (5) consecutive years immediately prior to separation, unless otherwise stated in the applicable Award Agreement.
(bb)    “Share” means one share of Common Stock.
(cc)    “Stock Appreciation Right” or “SAR” means the right to receive cash or Shares in an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the SAR’s exercise price.
3.    Shares Subject to Award.
(a)    Plan Reserve. Subject to adjustment as provided in Section 12(b) hereunder, the number of Shares that may be issued under the Plan shall not exceed the sum of (i) eight hundred thousand (800,000) Shares plus (ii) the number of Shares available for issuance under the 2016 Plan that had not been made subject to outstanding awards as of the Effective Date, plus (iii) subject to the rules of subsection (b), any Shares subject to outstanding awards under the 2016 Plan as of the Effective Date that thereafter lapse, expire, terminate, or are cancelled (the “Share Limit”), all of which may be issued in the form of Incentive Stock Options except as limited by subsection (b). Shares issued under the Plan may come from authorized but unissued Shares, from treasury Shares held by the Corporation, from Shares purchased by the Corporation or an independent agent in the open market for such purpose, or from any combination of the foregoing. The maximum number of Shares which could be issued under an Award shall count against the Share Limit as of the Grant Date of an Award, but such Shares may again become available for new Awards as provided in subsection (b).
(b)    Share Recycling.
(i)    To the extent an Award lapses, expires, terminates or is cancelled without the issuance of Shares thereunder, or to the extent an Award is settled in cash, then the Shares subject to such Award may again be used for new Awards under this Plan.
(ii)    If Shares are issued under any Award and the Corporation subsequently reacquires them because the Award has expired, is canceled, is forfeited or otherwise has terminated, then the Shares delivered in respect of such Award may again be used for new Awards under this Plan, provided that such Shares cannot be issued pursuant to Incentive Stock Options.
(iii)    Shares subject to an Award shall not again be made available for issuance under the Plan if such shares are delivered to or withheld by the Corporation to pay the exercise price of an Option, or delivered to or withheld by the Corporation to pay the withholding taxes related to an Award. In addition, Shares not issued in connection with the stock settlement of a SAR upon its exercise or purchased by the Corporation using proceeds from Option exercises shall not become available for new grants hereunder.

(c)    Issuance or Assumption in Connection with Transaction. Notwithstanding any other provision of this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate, and such awards shall not count against the Plan’s Share Limit.
4.    Administration of the Plan.
(a)    General. The Plan shall be administered by the Committee, provided that only the Board shall have the power to grant Awards to non-employee directors (unless the Board delegates such power in accordance with subsection (b) below). The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:
(i) grant Awards, and to determine the terms of each Award, including but not limited to the individuals to whom, the number of shares subject to, and the time or times at which, Awards shall be granted;
(ii)    interpret the Plan and any Award Agreement;
(iii)    prescribe, amend and rescind rules and regulations relating to the Plan;
(iv)    determine the terms and provisions of the respective Award Agreements (which need not be identical) by which Awards shall be evidenced;
(v)    make all other determinations deemed necessary or advisable for the administration of the Plan;
(vi)    require withholding from or payment by a Grantee of any federal, state or local taxes;
(vii)    impose on any Grantee such additional conditions, restrictions and limitations upon grant, exercise and retention of Awards as the Committee shall deem appropriate;

(viii) treat any Grantee who Retires as a continuing employee for purposes of the Plan; and
(ix)    modify, extend or renew any Award previously granted; provided, however, that this provision shall not provide authority to reprice Awards to a lower exercise price in violation of Section 5(g)(ii).
(b)    Delegation. To the extent applicable law permits, the Board may delegate all or any part of its responsibilities and powers to any committee of the Board, subcommittee, or any executive officer or officer of the Corporation, and the Committee may delegate all or any part of its responsibilities and powers to a subcommittee or any executive officer or officers of the Corporation selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.
5.    Terms Applicable to All Awards.
(a)    Grantees.
(i)    Awards may be granted to directors, officers and key employees of the Corporation and any of its subsidiaries at any time, as determined by the Committee in its sole discretion. In selecting the individuals to whom Awards shall be granted, as well as the size of such Awards, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. The Grantee’s receipt of an Award shall not entitle the Grantee to receive an Award at any future time.
(ii)    In no event shall the aggregate grant date value (determined in accordance with generally accepted accounting principles) of all Awards granted to a non-employee director for his or her service on the Board in a calendar year, taken together with any cash fees paid during that calendar year to the non-employee director for his or her service on the Board, exceed seven hundred and fifty thousand dollars ($750,000), provided that such limit shall be increased to nine hundred thousand dollars ($900,000) with respect to a non-employee director serving as Lead Director or Chairperson of the Board or with respect to a non-employee director’s first year on the Board.
(b)    Evidence of Awards. All Awards shall be evidenced by an Award Agreement which shall be delivered to the Participant as soon as practicable after the Grant Date. If the Grantee fails to accept the Award within thirty (30) days of the date of the Award Agreement’s delivery to the Grantee (or by such other deadline imposed by the Committee), then the Award may be deemed withdrawn. Terms and conditions contained in an Award Agreement need not be the same for all Grantees.
(c)    Minimum Vesting Period. All Awards granted under the Plan shall have a minimum vesting period of one year from the Grant Date, provided that such minimum vesting period will not apply to Awards with respect to up to five percent (5%) of the Share Limit. For purposes of Awards granted to non-employee directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than fifty (50) weeks.
(d)    Discretion to Accelerate. Notwithstanding Section 5(c), the Committee may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, Disability, Retirement, or termination without Cause, or upon any other event as determined by the Committee in its sole and absolute discretion.

(e)    Dividends and Dividend Equivalents. In no event may dividends or Dividend Equivalents be awarded with respect to Options, SARs or any other appreciation-based Award. Notwithstanding anything to the contrary in this Plan, and for the avoidance of doubt, this Plan expressly prohibits the payment of dividends or Dividend Equivalents on unvested Awards for all equity Award types.
(f)    Non-Transferability of Awards. Awards granted hereunder shall, by their terms, be non-transferable by a Grantee other than by will or the laws of descent and distribution and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer an Award, other than an Incentive Stock Option, to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.
(g)    Amending Outstanding Awards.
(i)    Except as provided in clause (ii) below, the Committee may amend, or cancel any Award, or waive any restrictions or conditions applicable to any Award, provided that the Grantee agrees to any amendment or cancellation. Notwithstanding the foregoing, the Committee need not obtain Grantee consent to amend or cancel an award in the following circumstances: (A) pursuant to Sections 11 or 12(b) or as otherwise specifically authorized under the Plan; (B) to the extent the Committee deems such action necessary to preserve favorable accounting or tax treatment of any Award for the Corporation; or (C) to the extent the Committee determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Grantee.
(ii)    Except as permitted by Section 12(b), the following actions are prohibited under the Plan unless specifically approved by the Corporation’s shareholders: (A) amending the terms of outstanding Options or SARs to reduce the exercise price of thereof; (B) canceling outstanding Options or SARS in exchange new Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (C) canceling outstanding Options or SARs with an exercise price above the current Fair Market Value of a Share in exchange for cash or other securities or Awards issued under the Plan.
6.    Options and Stock Appreciation Rights.

Subject to the below and the other terms of this Plan, the Committee will determine all terms and conditions of each Option and SAR, including the number of Shares subject to the Option or SAR, the vesting schedule, the exercise price, and the requirements of exercise.
(a)    Designation. If the Committee grants an Option, then it will determine whether the Award is an Incentive Stock Option or Non-Qualified Stock Option.
    (i) Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Corporation or a subsidiary corporation of the Corporation. No Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code) shares representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or its subsidiaries (a “10% Stockholder”), unless, at the time the option is granted, and in accordance with the provisions of Section 422 of the Code, the option exercise price is 110% of the Fair Market Value of a Share on the date of grant and the Option expires no later than 5 years after the Grant Date.
(ii)    Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy Section 422 of the Code shall be designated as Non-Qualified Stock Options.
(b)    Exercise Price. The exercise price per Share covered by each Option and SAR shall be not less than the Fair Market Value of a Share on the Grant Date.
(c)    Vesting and Exercise. An Option or SAR shall vest and become exercisable at such times as are set forth in the Award Agreement, provided that no Option shall be exercisable after the tenth (10th) anniversary of the Grant Date (or the fifth (5th) anniversary of the Grant Date for an Incentive Stock Option granted to a 10% Stockholder), and no SAR shall be exercisable after the 10th anniversary of the Grant Date. No Option or SAR may be exercised if, in the opinion of counsel for the Corporation, the issuance or sale of Stock or payment of cash by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason.
(d)    Payment of Option Exercise Price. The Grantee may pay the Option exercise price with (i) cash, (ii) outstanding Shares beneficially owned by the Grantee, the Grantee’s spouse or both, (iii) with the approval of the Committee, or if the applicable Award Agreement so provides, by surrendering to the Corporation Shares otherwise receivable upon exercise of the Option, (iv) any combination of the foregoing, or (v) through any means as permitted by the Committee. If Shares are used in part or full payment of the exercise price of an Option, such Shares shall be valued as of the date of exercise of the Option at the Fair Market Value of the Shares.
(e)    Settlement of SARs. Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (i) the difference obtained by subtracting the exercise price of the SAR from the Fair Market Value of a Share on the date of exercise, by (ii) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in Shares, or in some combination thereof.

7.    Restricted Stock Awards.

The Committee will determine all terms of and conditions of an Award of Restricted Stock, including the number of Shares granted, the forfeiture and/or transfer restrictions applicable to the Shares, the vesting schedule, and whether the Restricted Stock will be subject to any Performance Goals, subject to the following:
(a)    Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock.
(b)    If and when the applicable restrictions lapse, unrestricted Shares shall be issued to the Grantee.
(c)    A Grantee receiving an Award of Restricted Stock Shares shall have all of the rights of a shareholder of the Corporation, including the right to vote the Shares and the right to receive any dividends, subject to Section 5(e). Unless otherwise determined by the Committee, cash dividends that are paid while the Restricted Stock is unvested shall be accumulated and paid in cash at the same time, and to the same extent as, the Restricted Stock vests, and stock dividends that are paid while the Restricted Stock is unvested shall be paid in the form of additional Restricted Stock having the same terms and conditions as the original Restricted Stock.
8.    Restricted Stock Units and Performance Stock Units.

Subject to the terms of the Plan, the Committee will determine all terms and conditions of each grant of Restricted Stock Units and Performance Stock Units, including the number of units granted, the vesting schedule of the Award, whether the Award will be settled in cash or Shares or a combination thereof, whether the Award entitles the Grantee to Dividend Equivalents and, if applicable, the Performance Goals of the Award. If an Award includes Dividend Equivalents, they will either, at the discretion of the Committee, be (a) accumulated and paid, in cash or Shares as determined in the Committee’s discretion, at the same time and to the same extent that the underlying Award vests or is earned or (b) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the original units. For clarity, in no event will a Participant receive Dividend Equivalent payments unless, until and to the same extent as the original units vest and are paid.
9.    Other Stock Awards.

Subject to the terms of the Plan, the Committee will determine all terms and conditions of a grant of Other Stock Awards. Other Stock Awards may include, but are not limited to, unrestricted Shares granted as replacement for other compensation to which the Grantee is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.
10.    Cash Incentive Awards.

The Committee shall determine all terms of conditions of Cash Incentive Awards, including the Performance Goals and the timing of payment. For clarity, this Plan does not limit the authority of the Corporation, the Board or the Committee, or any subsidiary, to award cash bonuses or authorize any other cash compensation to any person outside of the Plan.
11.    Change in Control.
(a)    Treatment of Awards. Upon a Change in Control:
(i)    All Awards then outstanding and still subject solely to time-vesting conditions shall become one hundred percent (100%) fully vested or exercisable;
(ii)    the vesting of Awards then outstanding and still subject to vesting based, in whole or part, on the achievement of one or more Performance Goals for which the performance period has not been completed as of the time of the Change in Control, will be determined either (A) by treating the date of the Change in Control as the last day of the performance period and measuring actual performance as of such date, or (B) assuming that all such Performance Goals had been met at target (provided that if performance is measured as a sum or average of performance over separate periods, then actual performance shall be used for any completed periods and target performance shall be used for any incomplete periods), whichever of (A) or (B) is set forth in the applicable Award Agreement; and
(iii)    the Committee may, in its discretion and without the consent of any Grantee, cancel any or all outstanding Awards as of the date of the Change in Control and pay the vested value thereof on, or as soon as practicable following, the Change in Control, in either the same form of consideration (such as cash, securities, or a combination of the two) as received by the Corporation (or the Corporation’s shareholders, as applicable) in the transaction or in cash. For purposes hereof, the vested value of an Award equals:
(A)    For Options and SARs, the excess, if any, of the price per share paid or deemed paid in the Change in Control transaction, as determined by the Committee (the “Change in Control Price”) over the exercise price thereof, multiplied by the number of vested Shares subject to the Award, provided that if the exercise price is greater than the Change in Control Price, then the Award may be cancelled for no consideration;

(B)    For Restricted Stock, Restricted Stock Units, Performance Share Units, and any other Award that is valued in relation to the full Fair Market Value of a Share, the Change in Control Price multiplied by the number of vested Shares subject to the Award; and
(C)    For Cash Incentive Awards and all other awards, the vested amount due under such Award.
(b)    Code Sections 280G and 4999. In the event that the Corporation determines that any payment, benefit or transfer by the Corporation under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Grantee (in the aggregate, the “Total Payments”) would be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section11(b), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Grantee is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Grantee may receive without being subject to the Excise Tax, whichever of clause (i) or (ii) results in the receipt by the Grantee of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that clause (ii) results in a greater after-tax benefit to the Grantee, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits.
12.    General Provisions.
(a)    Withholding. The Corporation shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) and other amounts required by law to be withheld with respect to income received from the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award. A Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, to use Shares that would otherwise be issued to the Grantee under such Award for tax withholding purposes; provided that the Shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Grantee’s applicable tax jurisdictions.
(b)    Effect of Change in Stock Subject to Plan. In the event of a reorganization (other than a reorganization under bankruptcy or insolvency laws), recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction (a “Corporate Event”), the Committee will, in such manner as it may, in its discretion, deem equitable to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the following: (i) the number of and class of shares which may be delivered under the Plan, (ii) the number and class of shares subject to outstanding Awards granted under the Plan, (iii) the exercise price of any Option or SAR, and (iv) the Performance Goals of any Award. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares. If the Corporate Event results in the elimination of the Shares, then the Committee may, subject to the approval of the Board, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding Award pursuant to either clause (A) or (B) below without the Grantee’s consent:
(A)    substituting, on an equitable basis (as determined by the Committee), appropriate shares of the surviving or related corporation for each Share subject to an outstanding Award, and adjusting the exercise price of any Option or SAR, provided that the excess of the aggregate Fair Market Value of the Shares subject to such Option or SAR over the exercise price thereof immediately before such substitution is not more than the excess of the aggregate fair market value of the substituted shares made subject to the Option or SAR over the exercise price thereof immediately after such substitution; or
(B)    Cancelling any Award in exchange for a cash payment equal to:
1)    For any cancelled Option or SAR, the excess of the Transaction Price (as defined below) over the exercise price, multiplied by the number of Shares subject to such Option or SAR. No payment shall be made to a Grantee for any cancelled Option or SAR if the exercise price exceeds the Transaction Price.
2)    For Restricted Stock, Restricted Stock Units, and Performance Stock Units, the Transaction Price multiplied by the number of Shares subject to such Award.
3)    For all Other Stock Awards, the value of the Award as of the time of the cancellation based on the Transaction Price, as determined by the Committee in its discretion.
For purposes of this clause (B), “Transaction Price” shall equal the value, as determined by the Committee, of the cash and/or property paid with respect to one Share as a result of the Corporate Event.
(c)    No Employment or Retention Agreement Intended. Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without Cause, or to any benefits not specifically provided by this

Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing or retirement plans.
(d)    Shareholder Rights. Grantee shall not, by reason of any Awards granted hereunder, have any right of a shareholder of the Corporation with respect to the Shares covered by the Awards until Shares have been issued to Grantee.
(e)    Controlling Law. The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.
(f)    Award Deferral. The Committee may permit a Grantee to elect to defer payments of Restricted Stock Awards, Restricted Stock Units, Performance Stock Units, Other Stock Awards and Cash Incentive Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A. Any deferrals shall be subject to the terms of the applicable deferred compensation plan.
(g)    Clawback. The Awards granted under this Plan are subject to the terms of the Plexus Corp. Compensation Recovery Policy, any successor policy, any other recoupment, clawback or similar policy as the Corporation may adopt from time to time, as well as any similar requirements of applicable law or exchange rules, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).
(h)    Section 409A Compliance. To the extent that a benefit under the Plan is subject to the requirements of Code Section 409A, it is intended that the Plan, as applied to that benefit, comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted. The Board or Committee may make any changes required to conform the Plan and any Award with applicable Code provisions and regulations relating to Code Section 409A. The payment of an Award that is subject to Code Section 409A shall not be accelerated upon a Change in Control unless such event also constitutes a change in control event under Code Section 409A. If a Grantee is a “specified employee” as defined under Code Section 409A and the Grantee’s Award is to be settled on account of the Grantee’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Grantee’s Award that would otherwise be settled during the six-month period commencing on the Grantee’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Grantee’s death if it occurs during such six-month period) to the extent needed to comply with Code Section 409A.
(i)    Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within 20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.
(j)    Use of Proceeds. The proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Corporation.
(k)    Amendment of the Plan. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3, the Code, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or any other applicable law.
(l)    Foreign Participation. To assure the viability of Awards granted to Grantees employed or residing in countries or jurisdictions other than the United States of America, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, including different definitions for those terms defined in Section 2. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in one country or jurisdiction will not affect the terms of this Plan for any other country or jurisdiction. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 12(k).
(m)    No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan. If, but for this provision, fractional Shares would be issuable pursuant to an Award, then such fractional Share shall be canceled without payment thereunder. Notwithstanding the foregoing, the Committee may alternatively decide, in its sole discretion, to settle such fractional shares in cash, other securities or other property.
(n)    Termination of the Plan. The Plan will expire ten (10) years after the Effective Date unless the shareholders approve an extension of the Plan before such time; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Awards then outstanding under the Plan. In addition, the termination of the Plan will not affect the authority of the Board and the Committee to administer the Plan with respect to Awards outstanding prior to the date of termination.